FIFTH AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
(formerly called, EPCO AGREEMENT)

by and among

EPCO, INC.
(formerly known as Enterprise Products Company)

ENTERPRISE GP HOLDINGS L.P.

EPE HOLDINGS, LLC

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS OPERATING LLC
(successor to Enterprise Products Operating L.P.)

ENTERPRISE PRODUCTS GP, LLC

ENTERPRISE PRODUCTS OLPGP, INC.

DEP HOLDINGS, LLC

DUNCAN ENERGY PARTNERS L.P.

DEP OPERATING PARTNERSHIP, L.P.

TEPPCO PARTNERS, L.P.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

TE PRODUCTS PIPELINE COMPANY, LLC
(successor to TE Products Pipeline Company, Limited Partnership)

TEPPCO MIDSTREAM COMPANIES, LLC
(successor to TEPPCO Midstream Companies, L.P.)

TCTM, L.P.

and

TEPPCO GP, INC.

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS

1.1.1 Definitions	3
1.1.2 Construction	3

ARTICLE 2: SERVICES

2.2.1 EPCO Services; Term	3
2.2.2 EPCO Compensation	3
2.2.3 Dispute Regarding Services or Calculation of Costs	3
2.2.4 Invoices	3
2.2.5 Disputes; Default	4
2.2.6 Input Regarding EPCO Services	4
2.2.7 Limitation Regarding EPCO Services	4
2.2.8 Representations Regarding Use of Services	4
2.2.9 Warranties; Limitation of Liability	4
2.2.10 Force Majeure	4
2.2.11 Affiliates	4
2.2.12 Dedication of EPCO Employees	5

ARTICLE 3: [RESERVED]

ARTICLE 4: EPCO’S INDEMNIFICATION FOR EXCLUDED LIABILITIES

4.4.1 Indemnification	5
4.4.2 Indemnification Procedures	5

ARTICLE 5: OTHER AGREEMENTS

5.5.1 Insurance Matters	5
5.5.2 Sublease of Equipment	5
5.5.3 EPCO’s Employees	5
5.5.4 Business Opportunities	6

ARTICLE 6: MISCELLANEOUS

6.6.1 Choice of Law; Submission to Jurisdiction	8
6.6.2 Notices	8
6.6.3 Entire Agreement; Supersedure	8
6.6.4 Effect of Waiver of Consent	8
6.6.5 Amendment or Modification	8

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6.6.6 Assignment	9
6.6.7 Counterparts	9
6.6.8 Severability	9
6.6.9 Further Assurances	9
6.6.10 Withholding or Granting of Consent	9
6.6.11 U.S. Currency	9
6.6.12 Laws and Regulations	9
6.6.13 Negation of Rights of Third Parties	9

Exhibit A — Definitions

Schedule 2.12 — Schedule of Initial Dedicated EPCO Employees

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FIFTH AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

     THIS FIFTH AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into and effective this 30th day of January, 2009 (the “Effective Date”), by and among EPCO, Inc., a Texas corporation formerly known as Enterprise Products Company (“EPCO”), Enterprise GP Holdings L.P., a Delaware limited partnership (“EPE”), EPE Holdings, LLC, a Delaware limited liability company (“EPE GP”), Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Enterprise Products Operating LLC, a Texas limited liability company (“EPOLLC,” successor to Enterprise Products Operating L.P., a Delaware limited partnership, and such predecessor is referred to herein as “EPD OLP”), Enterprise Products GP, LLC, a Delaware limited liability company (“EPD GP”), Enterprise Products OLPGP, Inc., a Delaware corporation (“EPD OLPGP”), DEP Holdings, LLC, a Delaware limited liability company (“DEP Holdings”), Duncan Energy Partners L.P., a Delaware limited partnership (“DEP”), DEP Operating Partnership, L.P., a Delaware limited partnership (“DEP OLP”), TEPPCO Partners, L.P., a Delaware limited partnership (“TPP”), Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company (“TPP GP”), TE Products Pipeline Company, LLC, a Texas limited liability company (“TE Products” successor to TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, and such predecessor is referred to herein as “TE LP”), TEPPCO Midstream Companies, LLC, a Texas limited liability company (“TEPPCO Midstream,” successor to TEPPCO Midstream Companies, L.P., a Delaware limited partnership, and such predecessor is referred to herein as “TEPPCO Midstream LP”), TCTM, L.P., a Delaware limited partnership (“TCTM”), and TEPPCO GP, Inc., a Delaware corporation (“TEPPCO Inc.”). Capitalized terms not otherwise defined below have the meanings ascribed to such terms as set forth on Exhibit A to this Agreement.

R E C I T A L S

     The purpose of this Agreement is to amend and restate, in its entirety, that certain Fourth Amended and Restated Administrative Services Agreement (as amended on February 28, 2007 (but effective as of March 1, 2007) and August 7, 2007 (but effective as of May 7, 2007), the “Fourth Amendment”), dated January 30, 2007 but effective as of February 5, 2007, among certain of the Parties hereto.

     The Parties hereto (other than EPE, EPE GP, EPD OLPGP, DEP Holdings, DEP, DEP OLP, TPP, TPP GP, TE LP, TEPPCO Midstream, TCTM and TEPPCO Inc.) originally entered into that certain EPCO Agreement, dated as of July 31, 1998, in connection with the initial public offering of EPD units, pursuant to which EPCO and its Affiliates (other than the EPD Partnership Entities) agreed to provide certain operational and financial support to the EPD Partnership Entities.

     Effective as of December 10, 2003, EPD OLPGP succeeded EPD GP as the general partner of EPD OLP.

     Effective as of January 1, 2004, the Parties hereto (other than EPE, EPE GP, DEP Holdings, DEP, DEP OLP, TPP, TPP GP, TE LP, TEPPCO Midstream, TCTM and TEPPCO Inc.) amended and restated the EPCO Agreement pursuant to the First Amended and Restated Administrative Services Agreement (the “First Amendment”), (i) to reduce the operational and financial support provided by the EPCO Group to the EPD Partnership Entities, (ii) to change the manner in which the EPD Partnership Entities were charged for certain administrative, management, and operating services provided by EPCO, from a fixed fee to allocating the cost of such services to the EPD Partnership Entities on a pro rata basis, (iii) to assign certain contract rights, initially retained by EPCO, but which related to assets owned by the EPD Partnership Entities to the EPD Partnership Entities, and (iv) to reflect certain other understandings between the EPCO Group and the EPD Partnership Entities.

     Effective as of June 21, 2004, EPCO assigned the Name and the Mark to EPD GP, and effective as of October 1, 2004, Enterprise GP assigned the Name and Mark to EPD OLP.

     Effective October 1, 2004, the Parties hereto (other than EPE, EPE GP, DEP Holdings, DEP, DEP OLP, TPP, TPP GP, TE LP, TEPPCO Midstream, TCTM and TEPPCO Inc.) amended and restated the First Amendment pursuant to a Second Amended and Restated Administrative Services Agreement (the “Second Amendment”) to evidence, among other matters the terms and conditions upon which (i) the EPCO Group would provide certain services to the EPD Partnership Entities, (ii) EPD OLP would license the use of the Name and the Mark to EPCO and (iii) EPCO would provide indemnification to the EPD Partnership Entities for certain matters.

     On February 24, 2005, an Affiliate of EPCO acquired TPP GP. Effective February 24, 2005, the Parties to the Second Amendment executed Amendment No. 1 to the Second Amendment to exclude the TPP Partnership
Entities from the definition of EPCO Group and exclude such entities from the business opportunity agreements set forth in the Second Amendment.

     Effective February 24, 2005, the parties hereto or their predecessors (other than DEP Holdings, DEP and DEP OLP) amended and restated the Second Amendment pursuant to a Third Amended and Restated Administrative Services Agreement (the “Third Amendment”) to evidence, among other matters the terms and conditions pursuant to which (i) the EPCO Group provided certain services to the EPE Partnership Entities, (ii) the EPCO Group provided certain services to the TPP Partnership Entities and (iii) a variety of additional matters were handled among the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities and the TPP Partnership Entities.

     EPE completed the initial public offering of its units in August 2005.

     Effective February 13, 2006, the Parties executed a waiver regarding certain provisions of the Conflicts Policies and Procedures set forth in the Third Amended and Restated Administrative Services Agreement.

     Effective February 5, 2007, the parties hereto or their predecessors entered into the Fourth Amendment to amend and restate the Third Amended and Restated Administrative Services Agreement in connection with the initial public offering of DEP.

     On February 28, 2007, but effective as of March 1, 2007, the parties hereto or their predecessors entered into an amendment to the Fourth Amendment to delete the Conflicts Policies and Procedures attached to the Fourth Amendment as Exhibit B as well as Section 5.5 of the Fourth Amendment and all references to Exhibit B and such Conflicts Policies and Procedures in the Fourth Amendment.

     Effective as of June 30, 2007, a restructuring resulted in (i) EPD OLP converting into EPOLLC, a Texas limited liability company, and EPD OLPGP becoming the sole manager of EPOLLC; (ii) TE LP converting into TE Products and TEPPCO Inc. becoming the sole manager of TE Products and (iii) TEPPCO Midstream LP converting into TEPPCO Midstream and TEPPCO Inc. becoming the sole manager of TEPPCO Midstream.

     On August 7, 2007, but effective as of May 7, 2007, the parties hereto entered into an additional amendment to the Fourth Amendment to amend Section 5.4 of the Fourth Amendment with respect to the definition of “EPE Partnership Entities.”

     The Parties hereto desire, by their execution of this Agreement, to evidence the terms and conditions pursuant to which (i) the EPCO Group will provide certain services to the Partnership Entities and (ii) a variety of additional matters will be handled among the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities, the DEP Partnership Entities and the TPP Partnership Entities.

A G R E E M E N T S

     NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1:    DEFINITIONS

     1.1 Definitions. The definitions listed on Exhibit A shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this

Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2:    SERVICES

     2.1 EPCO Services; Term. During the period beginning on the Effective Date and ending on December 31, 2013, subject to the terms of this Article 2 and in exchange for the reimbursement described in Section 2.2, EPCO hereby agrees to provide, or to cause EPCO Holdings, Inc., a Texas corporation (“EPCO Holdings”), to provide, the Partnership Entities with such selling, general and administrative services and such management and operating services as may be necessary to manage and operate the business, properties and assets of the Partnership Entities in accordance with Prudent Industry Practices; it being understood and agreed by the Parties that in connection with the provision of such services, EPCO shall employ or otherwise retain the services of such personnel as may be necessary to cause the business, properties and assets of the Partnership Entities to be so managed and operated (individually, an “EPCO Service” and, collectively, the “EPCO Services”).

     2.2 EPCO Compensation. As compensation for the provision by EPCO of the EPCO Services to each of the Partnership Entities, EPCO shall be entitled to receive, and each of the Partnership Entities agrees to pay to EPCO, without duplication, an amount equal to (a) the sum of all costs and expenses (direct or indirect) incurred by EPCO which are directly or indirectly related to the business or activities of such Partnership Entity and (b) the cash value (allocated in accordance with the provisions of this Agreement) of distributions (whether in cash or securities), if any, made by TEPPCO Unit II L.P. and EPCO Unit L.P. to their respective Class B limited partners who perform services for such Partnership Entities (including, for purposes of both (a) and (b), above, without limitation, expenses, direct or indirect, reasonably allocated to such Partnership Entity by EPCO). In addition, each of the Partnership Entities shall pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the EPCO Services provided to such Partnership Entity by EPCO. The aggregate amount payable by the Partnership Entities to EPCO pursuant to this Section 2.2 with respect to a given period of time shall be referred to herein as such entity’s “Administrative Services Fee”. It is the intention of the Parties that, with the exception of Article V and the Retained Leases (as hereinafter defined) in the case of the EPD Partnership Entities, the Administrative Services Fee with respect to the Partnership Entities represents fair and reasonable compensation to EPCO for the Partnership Entities’ allocable share of all general and administrative expenses, capital expenses and other costs for Shared Services borne or performed by EPCO, or any of the other members of the EPCO Group, for the benefit of any Partnership Entity.

     2.3 Dispute Regarding Services or Calculation of Costs. Should there be a dispute over the nature or quality of the EPCO Services, or the calculation and allocation of any Administrative Services Fee, relating to any of the EPCO Services, EPCO and the applicable Partnership Entity or Entities shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such Parties and documentary evidence of costs as guidelines for such resolution. If EPCO and the applicable Partnership Entity or Entities are unable to resolve any such dispute within thirty days, or such additional time as may be reasonable under the circumstances, the dispute shall be referred to the Audit and Conflicts Committee of EPE GP, EPD GP, DEP Holdings or TPP GP, as applicable. EPCO shall provide to each of the Partnership Entities a quarterly statement indicating the total EPCO costs and expenses allocated to all of the Partnership Entities and a detailed statement of the EPCO costs and expenses that are allocated to the particular group of Partnership Entities and representative of such Partnership Entities’ Administrative Service Fee (including an explanation of such allocation, which shall generally be consistent from period to period); provided that one group of Partnership Entities will not receive the allocation for another group of Partnership Entities (e.g., the EPD Partnership Entities will not receive the detailed statement of the TPP Partnership Entities’ costs and expenses, and vice-versa). The Parties agree that the applicable Audit and Conflicts Committee shall have the authority to settle any such dispute, in its sole discretion, recognizing that it is the intent of all Parties that all shared expenses or services be allocated among the EPCO Group and the applicable Partnership Entity or Entities on a fair and reasonable basis.

     2.4 Invoices. EPCO shall invoice the applicable Billing Agent on or before the last day of each month for the estimated Administrative Services Fee for the next succeeding month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. All invoices shall be due and payable on the last day of the month which the invoice covers. Upon request from the applicable Billing Agent, EPCO shall furnish in reasonable detail a description of the EPCO Services performed for the corresponding Partnership Entity or Entities during any month or other relevant period.

     2.5 Disputes; Default. Notwithstanding any provision of this Article 2 to the contrary, should the applicable Billing Agent fail to pay EPCO, when due, any amounts owing in respect of the applicable EPCO Services, except as set forth in the third succeeding sentence, upon 30 days’ notice, EPCO may terminate this Article 2 as to those EPCO Services that relate to the unpaid portion of the invoice. Should there be a dispute as to the propriety of invoiced amounts, the applicable Billing Agent shall pay all undisputed amounts on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify EPCO of such disputed amount. EPCO shall promptly provide the applicable Billing Agent with records relating to the disputed amount so as to enable EPCO and the applicable Partnership Entities to resolve the dispute. So long as such parties are attempting in good faith to resolve the dispute, EPCO shall not be entitled to terminate the EPCO Services that relate to the disputed amount.

     2.6 Input Regarding EPCO Services. Any records, information or other input from the Partnership Entities that is necessary for EPCO to perform any EPCO Services shall be submitted, upon EPCO’s written request therefor, to EPCO by such Partnership Entities. If the Partnership Entities fail to supply such records, information or other input to EPCO and such failure renders EPCO’s performance of any EPCO Services unreasonably difficult, in EPCO’s reasonable judgment, EPCO, upon reasonable notice to the applicable Partnership Entity, may refuse to perform such EPCO Services until such records, information or other input is supplied.

     2.7 Limitation Regarding EPCO Services. The Partnership Entities acknowledge that EPCO shall only be required to perform and provide (i) those EPCO Services with respect to the business of such Partnership Entities as operated on the Effective Date, and (ii) such additional EPCO Services as may be mutually agreed orally or in writing by EPCO and the Partnership Entities, which agreement regarding additional or fewer EPCO Services shall reflect an appropriate adjustment to the applicable Administrative Services Fee. EPCO shall not be required to perform any EPCO Services hereunder for the benefit of any Person other than the Partnership Entities.

     2.8 Representations Regarding Use of Services. The Partnership Entities represent and agree that they will use the EPCO Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations, and specifications that may be set forth in any manuals, materials, documents, or instructions furnished from time to time by EPCO to such Partnership Entities. EPCO reserves the right to take all actions, including, without limitation, termination of any portion of the EPCO Services for any Partnership Entity that it reasonably believes is required to be terminated in order to assure compliance with applicable laws and regulations.

     2.9 Warranties; Limitation of Liability. The EPCO Services shall be provided in accordance with the Services Standard. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, EPCO MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EPCO SERVICES. IN NO EVENT SHALL EPCO OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY EPCO SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.

     2.10 Force Majeure. EPCO shall have no obligation to perform the EPCO Services if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment, or any other cause or circumstance, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of EPCO.

     2.11 Affiliates. At its election, EPCO may cause one or more of its Affiliates or third party contractors reasonably acceptable to the Party receiving any EPCO Services to provide such EPCO Services; provided, however, EPCO shall remain responsible for the provision of such EPCO Service in accordance with this Agreement.

     2.12 Dedication of EPCO Employees. EPCO shall cause the employees initially set forth on Schedule 2.12 to perform EPCO Services exclusively for the benefit of the corresponding DEP Partnership Entity or its successor set forth on Schedule 2.12. In addition, EPCO shall designate and cause such additional personnel necessary to provide EPCO Services exclusively for the benefit of such entities or any other DEP Partnership Entity or its successor as DEP Holdings shall reasonably request.
.
ARTICLE 3:    [RESERVED]

ARTICLE 4:    EPCO’S INDEMNIFICATION FOR EXCLUDED LIABILITIES

     4.1 Indemnification. From and after the date hereof and subject to the remaining provisions of this Article 4, EPCO shall indemnify, defend and hold harmless the Partnership Entities from and against any loss, cost, claim, liability, prepayment or similar penalty, damage, expense, attorneys fees, judgment, award or settlement of any kind or nature whatsoever (other than out-of-pocket costs and expenses incurred by the Partnership Entities in connection with the discharge of their obligations pursuant to Section 4.2(b)) (collectively, “Losses”) incurred by the Partnership Entities in connection with the Excluded Liabilities; provided, however, in no event shall such indemnification obligation, or the term “Losses,” cover or include exemplary, punitive, special, consequential, indirect, or incidental damages or lost profits suffered by the Partnership Entities in connection with the Excluded Liabilities, except to the extent such exemplary, punitive, special, consequential, indirect or incidental damages or lost profits are actually paid by any Partnership Entity to a third party.

     4.2 Indemnification Procedures.

          (a) EPCO shall have the right to control all aspects of the defense of any claims (and any counterclaims) related to the Excluded Liabilities, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the applicable Partnership Entities unless (i) it includes a full release of the applicable Partnership Entities from such matter or issues, as the case may be or (ii) following such settlement there is no realistic scenario under which the applicable Partnership Entities could be held liable for such matter or issues.

          (b) The Partnership Entities agree, at their own cost and expense, to cooperate fully with EPCO with respect to all aspects of the defense of any claims related to the Excluded Liabilities, including, without limitation, the prompt furnishing to EPCO of any correspondence or other notice relating thereto that the applicable Partnership Entities may receive, permitting the names of the applicable Partnership Entities to be utilized in connection with such defense and the making available to EPCO of any files, records or other information of the applicable Partnership Entities that EPCO considers relevant to such defense; provided, however, that in connection therewith EPCO agrees to use reasonable efforts to minimize the impact thereof on the operations of such Partnership Entities. In no event shall the obligation of the applicable Partnership Entities to cooperate with EPCO as set forth in the immediately preceding sentence be construed as imposing upon the applicable Partnership Entities an obligation to hire and pay for counsel in connection with the defense of any claims related to the Excluded Liabilities.

ARTICLE 5:    OTHER AGREEMENTS

     5.1 Insurance Matters. EPCO hereby agrees to cause the Partnership Entities to be named as insureds or additional insureds in EPCO’s insurance program, as in effect from time to time. Subject to Section 2.5, each of the Partnership Entities shall be allocated, and pay for, such insurance coverage in an amount equal to EPCO’s cost of insuring the assets and operations of such partnership entities.

     5.2 Sublease of Equipment. Effective June 1, 1998, EPCO and EPD OLP entered into one or more Sublease Agreements (the “Sublease Agreements”), pursuant to which EPCO agreed to sublease to EPD OLP the equipment covered by the Retained Leases. EPCO has assigned to EPD OLP all options held by EPCO to purchase any and all equipment subject to the Sublease Agreements and the Retained Leases.

     5.3 EPCO’s Employees.

          (a) The obligation of each Billing Agent to pay the Administrative Services Fee shall, as such obligation relates to EPCO’s expenses incurred to compensate its employees providing the EPCO Services, reimburse EPCO for the appropriate pro rata cost of such employees’ salaries, wages, bonuses, benefits, social security and other taxes, workers compensation insurance, retirement and insurance benefits, training, and other direct and indirect costs of such employee fringe benefits. The applicable Billing Agent shall not be obligated to pay any amount directly to EPCO’s employees; provided, however, if EPCO ever fails to pay any employee providing EPCO Services within 30 days following the date such employee’s payment is due:

          (i) the applicable Billing Agent or any Affiliate may (w) pay such employee directly, (x) employ such employee directly, (y) notify EPCO and begin to pay all employees providing EPCO Services directly, or (z) notify EPCO that the portion of this Agreement relating to the EPCO Services is terminated and employ directly any or all of such employees, or employ such other individuals as the applicable Billing Agent and its Affiliates may choose in their sole discretion, and

          (ii) EPCO shall reimburse the applicable Billing Agent for any amount that such Billing Agent or its Affiliate paid to EPCO, for EPCO’s employees providing the EPCO Services, that EPCO did not pay to, or on behalf of, such employees.

          (b) Notwithstanding anything in Section 5.3(a) to the contrary, the applicable Billing Agent, shall have the right, at any time upon at least 90 days notice to EPCO, to terminate the portion of this Agreement relating to the EPCO Services and to employ any or all of EPCO’s employees providing the EPCO Services directly, or employ such other individuals as the applicable Billing Agent or its Affiliates may choose in its sole discretion.

     5.4 Business Opportunities.

          (a) If any member of the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities, or the DEP Partnership Entities (the “Business Opportunity Parties”) is offered by a third party, or discovers an opportunity to acquire from a third party, Equity Securities (an “Equity Business Opportunity”), the Business Opportunity Party that is offered or discovers such Equity Business Opportunity shall promptly advise the Board of Directors of EPE GP and present such Equity Business Opportunity to EPE. EPE shall be presumed to desire to acquire the Equity Securities until such time as EPE GP advises the EPCO Group, EPD GP (on behalf of the EPD Partnership Entities) and DEP Holdings (on behalf of the DEP Partnership Entities) that EPE has abandoned the pursuit of such Equity Business Opportunity. In the event that the purchase price of the Equity Securities is reasonably likely to equal or exceed $100 million, any decision to decline the Equity Business Opportunity shall be made by the Chief Executive Officer of EPE GP after consultation with and subject to the approval of its Audit and Conflicts Committee. If the purchase price is reasonably likely to be less than $100 million, the Chief Executive Officer of EPE GP may make the determination to decline the Equity Business Opportunity without consulting the Audit and Conflicts Committee of EPE GP. In the event that EPE abandons the Equity Business Opportunity and so notifies the EPCO Group, EPD GP (on behalf of the EPD Partnership Entities) and DEP Holdings (on behalf of the DEP Partnership Entities), EPD shall have the second right to pursue such Equity Business Opportunity. EPD shall be presumed to desire to acquire the equity securities until such time as EPD GP advises the EPCO Group and DEP Holdings (on behalf of the DEP Partnership Entities) that EPD has abandoned the pursuit of such Equity Business Opportunity. In determining whether or not to pursue the Equity Business Opportunity, EPD will follow the same procedures applicable to EPE, as described above but utilizing EPD GP’s Chief Executive Officer and Audit and Conflicts Committee. EPD, in its sole discretion, may also keep and designate such Equity Business Opportunity for the benefit and pursuit by DEP. In such event, DEP shall have the opportunity to pursue such acquisition until the earlier of (i) the Board of Directors of DEP Holdings notifies EPD that DEP does not intend to pursue such Equity Business Opportunity or (ii) EPD abandons such Equity Business Opportunity for both itself and for the benefit of DEP. In the event that EPD abandons the Equity Business Opportunity and so notifies the EPCO Group and DEP Holdings (on behalf of the DEP Partnership Entities), the EPCO Group may either pursue the Equity Business Opportunity or offer the Equity Business Opportunity to EPCO Holdings, or the TPP Partnership Entities, in either case, without any further obligation to the Business Opportunity Parties. Notwithstanding anything to the contrary in this agreement, the Chief Executive Officer of EPE GP is not required to present such Equity Business Opportunity equal to or in excess of $100 million to the Audit and Conflicts Committee of EPE GP in order to decline such opportunity unless such opportunity is to be reoffered to, or is desired to be taken by, another Party to this Agreement or their Affiliates.

          (b) If any Business Opportunity Party is offered by a third party, or discovers a business opportunity not covered by Section 5.4(a) (a “Non-Equity Securities Opportunity”), the Business Opportunity Party that is offered or discovers such Non-Equity Securities Opportunity shall promptly advise the Board of Directors of EPD GP and present such Non-Equity Securities Opportunity to EPD. EPD shall be presumed to desire to pursue the Non-Equity Securities Opportunity until such time as EPD GP advises the EPCO Group, EPE GP (on behalf of the EPE Partnership Entities) and DEP Holdings (on behalf of the DEP Partnership Entities) that EPD has abandoned the pursuit of such Non-Equity Securities Opportunity.

     In the event that the purchase price of the Non-Equity Securities Opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the Non-Equity Securities Opportunity shall be made by the Chief Executive Officer of EPD GP after consultation with and subject to the approval of its Audit and Conflicts Committee. If the purchase price is reasonably likely to be less than $100 million, the Chief Executive Officer of EPD GP may make the determination to decline the Non-Equity Securities Opportunity without consulting the Audit and Conflicts Committee of EPD GP. Notwithstanding anything to the contrary in this agreement, the Chief Executive Officer of EPD GP is not required to present such Non-Equity Securities Opportunity equal to or in excess of $100 million to such Audit and Conflicts Committee in order to decline such opportunity unless such opportunity is to be reoffered to, or is desired to be taken by, another Party to this Agreement or their Affiliates.

     EPD, in its sole discretion, may also keep and designate such Non-Equity Securities Opportunity for the benefit and pursuit by DEP. In such event, DEP shall have the opportunity to pursue such acquisition until the earlier of (i) the Board of Directors of DEP Holdings notifies EPD that DEP does not intend to pursue such Non-Equity Securities Opportunity or (ii) EPD abandons such Non-Equity Securities Opportunity for both itself and for the benefit of DEP.

     In the event that EPD abandons the Non-Equity Securities Opportunity and so notifies the EPCO Group, EPE GP (on behalf of the EPE Partnership Entities) and DEP Holdings (on behalf of the DEP Partnership Entities), EPE shall have the second right to pursue such Non-Equity Securities Opportunity. EPE shall be presumed to desire to pursue the Non-Equity Securities Opportunity until such time as EPE GP advises the EPCO Group that EPE has abandoned the pursuit of such opportunity. In determining whether or not to pursue the Non-Equity Securities Opportunity, EPE will follow the same procedures applicable to EPD, as described above but utilizing EPE GP’s Chief Executive Officer and Audit and Conflicts Committee.

     In the event that EPE abandons the Non-Equity Securities Opportunity and so notifies the EPCO Group, the EPCO Group may either pursue the Non-Equity Securities Opportunity or offer the Non-Equity Securities Opportunity to EPCO Holdings or the TPP Partnership Entities, in either case, without any further obligation to the Business Opportunity Parties.

          (c) None of the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities nor the DEP Partnership Entities shall have any obligation to present any Business Opportunity to any of the TPP Partnership Entities. None of the TPP Partnership Entities shall have any obligation to present any Business Opportunity to the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities or the DEP Partnership Entities.

          (d) Any Business Opportunity offered to or discovered by any EPCO employee solely responsible for the business and affairs of any of the TPP Partnership Entities shall not be subject to the Business Opportunity agreements contained in this Section 5.4 other than Section 5.4(c).

          (e) Any Business Opportunity offered to or discovered by an EPCO employee solely responsible for the business and affairs of any of the EPE Partnership Entities shall be considered a Business Opportunity of the EPE Partnership Entities for purposes of this Section 5.4.

          (f) Any Business Opportunity offered to or discovered by an EPCO employee solely responsible for the business and affairs of any of the EPD Partnership Entities shall be considered a Business Opportunity of the EPD Partnership Entities for purposes of this Section 5.4.

          (g) Any Business Opportunity offered to or discovered by EPCO employee solely responsible for the business and affairs of any of the DEP Partnership Entities shall be considered a Business Opportunity of the DEP Partnership Entities for purposes of this Section 5.4 only to the extent expressly designated as an Business Opportunity for the DEP Partnership Entities in accordance with the agreement of limited partnership of DEP or DEP OLP, and otherwise shall be considered a Business Opportunity of the EPD Partnership Entities for purposes of this Section 5.4. DEP and DEP OLP acknowledge and agree that such partnerships have renounced their interest in Business Opportunities to the extent set forth in their respective partnership agreements, and hereby agree that, to the extent such opportunities are abandoned by EPD, EPE, the EPCO Group or other third parties may rely on such agreements in their respective partnership agreements in connection with their pursuit of such Business Opportunities.

          (h) Any Business Opportunity offered to or discovered by any EPCO employee who performs Shared Services shall be allocated to the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities and/or the TPP Partnership Entities:

          (i) to the extent that the Business Opportunity is first presented to such employee in such employee’s capacity as a representative of the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities, the DEP Partnership Entities, or the TPP Partnership Entities, such Business Opportunity shall be allocated to the Partnership Entities then represented by such employee (or to the EPD Partnership Entities with respect to a representative of the DEP Partnership Entities to the extent not expressly designated as an Business Opportunity for the DEP Partnership Entities in accordance with the agreement of limited partnership of DEP or DEP OLP); and

          (ii) to the extent that the Business Opportunity is first presented to such employee in such employee’s individual capacity without regard to his representation of any Partnership Entity, such Business Opportunity shall be allocated to the Partnership Entity for which such employee devotes the most significant amount of such employee’s time (or to the EPD Partnership Entities with respect to a representative of the DEP Partnership Entities to the extent not expressly designated as an Business Opportunity for the DEP Partnership Entities in accordance with the agreement of limited partnership of DEP or DEP OLP).

          (i) EPCO has caused all EPCO employees who may receive Business Opportunities to acknowledge and agree to comply with the Business Opportunity agreements set forth in this Section 5.4.

ARTICLE 6:    MISCELLANEOUS

     6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to exclusive venue in Houston, Harris County, Texas.

     6.2 Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

     6.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements among the parties, whether oral or written, relating to the matters contained herein.

     6.4 Effect of Waiver of Consent. No Party’s express or implied waiver of, or consent to, any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

     6.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the agreement of all the Parties affected by any such amendment; provided, however, that EPE, EPD, DEP and TPP may not, without the prior approval of its Audit and Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of EPE GP, EPD GP, DEP Holdings, or TPP GP, as applicable, will materially and adversely affect the holders of units of EPE, EPD, DEP or TPP, as applicable.

     6.6 Assignment. No Party shall have the right to assign or delegate its rights or obligations under this Agreement without the consent of the other Parties.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

     6.8 Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     6.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     6.10 Withholding or Granting of Consent. Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

     6.11 U.S. Currency. All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

     6.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

     6.13 Negation of Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of EPE, EPD, DEP or TPP or other Person shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of January 30, 2009.

EPCO, INC. (formerly known as Enterprise Products Company, a Texas corporation)

By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	Group Vice-Chairman, Chief Legal
Officer and Secretary

Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-6500

[signature page]

ENTERPRISE GP HOLDINGS L.P.

EPE HOLDINGS, LLC Individually and as Sole General Partner of Enterprise GP Holdings L.P.

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and
Chief Financial Officer

Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200

ENTERPRISE PRODUCTS PARTNERS
L.P.

ENTERPRISE PRODUCTS
OPERATING LLC

ENTERPRISE PRODUCTS GP, LLC, Individually and as Sole General Partner of Enterprise Products Partners L.P., and

ENTERPRISE PRODUCTS OLPGP, INC., Individually and as Sole Manager of Enterprise Products Operating LLC

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and
Chief Financial Officer
Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200

DUNCAN ENERGY PARTNERS L.P.
DEP HOLDINGS, LLC Individually and as Sole General Partner of Duncan Energy Partners L.P.

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and
Chief Financial Officer
Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200

DEP OPERATING PARTNERSHIP, L.P.

By: DEP OLPGP, LLC, as Sole General
Partner

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and
Chief Financial Officer
Address for Notice: 1100 Louisiana, 10th Floor Houston, Texas 77002 Facsimile No.: (713) 381-8200
[signature page]

TEPPCO PARTNERS, L.P.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC Individually and as Sole General Partner of TEPPCO Partners, L.P.

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and
Chief Executive Officer
Address for Notice: 1100 Louisiana, Suite 1600 Houston, Texas 77002 Facsimile No.: (713) 381-4039

TE PRODUCTS PIPELINE COMPANY, LLC

TEPPCO MIDSTREAM COMPANIES, LLC

TCTM, L.P.

TEPPCO GP, Inc. Individually and as Sole Manager of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and the sole General Partner of TCTM, L.P.

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and
Chief Executive Officer
Address for Notice: 1100 Louisiana, Suite 1600 Houston, Texas 77002 Facsimile No.: (713) 381-4039
[signature page]

Exhibit A
DEFINED TERMS

     “Administrative Services Fee” shall have the meaning set forth in Section 2.2.

     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a Person shall only be considered an “Affiliate” of the general partner of EPE, EPD, DEP or TPP, as applicable, if such Person owns, directly or indirectly, 50% or more of the voting securities of such general partner or otherwise possesses the sole power to direct or cause the direction of the management and policies of such general partner.

     “Agreement” shall mean this Fifth Amended and Restated Administrative Services Agreement, as it may be amended, modified, or supplemented from time to time.

     “Audit and Conflicts Committee” means a committee of the Board of Directors of EPE GP, EPD GP, DEP Holdings or TPP GP, as applicable, composed entirely of three or more directors who meet the independence, qualification and experience requirements established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by The New York Stock Exchange, and with respect to EPD GP and TPP GP, at least two of whom also meet the S&P Criteria.

     “Billing Agent” shall mean (i) in the case of the EPE Partnership Entities, EPE Holdings, LLC, (ii) in the case of the EPD Partnership Entities, Enterprise Products GP, LLC, (iii) in the case of the DEP Partnership Entities, DEP Holdings, and (iv) in the case of TPP, TEPPCO GP, Inc.

     “Business Opportunity” shall mean, collectively or individually, as the context may require, an Equity Business Opportunity and/or a Non-Equity Securities Opportunity.

     “Business Opportunity Parties” shall have the meaning set forth in Section 5.4(a).

     “Commission” shall mean the United States Securities and Exchange Commission.

     “DEP” shall have the meaning set forth in the Preamble.

     “DEP Holdings” shall have the meaning set forth in the Preamble.

     “DEP OLP” shall have the meaning set forth in the Preamble.

     “DEP Partnership Entities” shall mean DEP Holdings, DEP, DEP OLP and any Affiliate controlled (and only so long as such Affiliates are controlled) by DEP Holdings, DEP or DEP OLP (as the term “control” is used in the definition of “Affiliate”).

     “Effective Date” shall have the meaning set forth in the Preamble.

     “EPCO” shall have the meaning set forth in the Preamble.

     “EPCO Group” shall mean EPCO and its Affiliates (other than the Partnership Entities).

     “EPCO Holdings” shall have the meaning set forth in Section 2.1(a).

     “EPCO Services” shall have the meaning set forth in Section 2.1.

     “EPD” shall have the meaning set forth in the Preamble.

     “EPD GP” shall have the meaning set forth in the Preamble.

     “EPD OLP” shall have the meaning set forth in the Preamble.

     “EPD OLPGP” shall have the meaning set forth in the Preamble.

     “EPD Partnership Entities” shall mean EPD GP, EPD, EPOLLC and any Affiliate controlled (and only so long as such Affiliates are controlled) by EPD GP, EPD or EPOLLC (as the term “control” is used in the definition of “Affiliate”).

     “EPE” shall have the meaning set forth in the Preamble.

     “EPE GP” shall have the meaning set forth in the Preamble.

     “EPE Partnership Entities” shall mean EPE GP, EPE and any Affiliate controlled (and only so long as such Affiliates are controlled) by EPE GP or EPE (as the term “control” is used in the definition of “Affiliate”) but excluding the EPD Partnership Entities and the TPP Partnership Entities.

     “Equity Business Opportunity” shall have the meaning set forth in Section 5.4(a).

     “Equity Securities” shall mean (i) general partner interests (or securities which have characteristics similar to general partner interests) and incentive distribution rights or similar rights in publicly traded partnerships or interests in Persons that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests and (ii) incentive distribution rights and limited partner interests (or securities which have characteristics similar to incentive distribution rights or limited partner interests) in publicly traded partnerships or interests in Persons that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective Affiliates.

     “Excluded Liabilities” shall mean the following liabilities and obligations:

          (a) all indebtedness of EPCO and its Affiliates other than the Partnership Entities for borrowed money; and

          (b) any income tax liability of EPCO that may result from the consummation of the transactions contemplated by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment or this Agreement.

     “First Amendment” shall have the meaning set forth in the Recitals.

     “Fourth Amendment” shall have the meaning set forth in the Recitals.

    “Independent Director” shall mean an individual who meets the independence, qualification and experience requirements of the New York Stock Exchange

     “Losses” shall have the meaning set forth in Section 4.1.

     “Name” and “Mark” shall mean the name “Enterprise”, as described in Registration Number 1,236,995 registered on May 10, 1983 and issued by the United States Patent and Trademark Office, and the mark “Enterprise”, as described in Application Registration Number 1,292,612 registered on September 4, 1984 and issued by the United States Patent and Trademark Office.

     “Non-Equity Securities Opportunity” shall have the meaning set forth in Section 5.4(b).

     “Party” shall mean any one of the Persons that executes this Agreement.

     “Partnership Entity” or “Partnership Entities” shall mean the individual or collective reference, as the context may require, to the EPD Partnership Entities, the EPE Partnership Entities, the DEP Partnership Entities and/or the TPP Partnership Entities.

     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     “Prudent Industry Practices” shall mean, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment, will result in the proper operation and maintenance of the assets owned by a Party or its Affiliates and shall include, without limitation, the practices, methods and acts engaged in or approved by a significant portion of the industry at such time with respect to the assets of the same or similar types as the assets owned by such Party or its Affiliates. Prudent Industry Practices are not intended to be limited to optimum practices, methods or acts, to the exclusion of all others, but rather represent a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonable cost in a reliable, safe and timely fashion, in compliance with the applicable limited partnership agreement and limited liability company agreement and in accordance with all applicable laws. Prudent Industry Practices are intended to entail the same standards as the Parties would, in the prudent management of their own properties, use from time to time.

     “Retained Leases” shall mean the operating leases relating to (i) one cogeneration unit, and (ii) approximately 100 rail cars, the liabilities of each of which were retained by EPCO in connection with the formation of EPD and EPD OLP.

     “S&P Criteria” shall mean a duly appointed member of the Audit and Conflicts Committee who had not been, at the time of such appointment or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of interests in EPD or TPP, as applicable, or any of its Affiliates (excluding de minimis ownership interests having a value of less than $1 million), (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of EPD or TPP, as applicable, or any of its Affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) EPD or TPP, as applicable, or any of its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of EPD or TPP, as applicable, or any of its Affiliates.

     “Second Amendment” shall have the meaning set forth in the Recitals.

     “Securities Act” shall mean the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

     “Services Standard” shall mean, with respect to the performance of the EPCO Services, the good faith undertaking, on a commercially reasonable basis, to perform the EPCO Services for the Partnership Entities, at least the same quality and manner as EPCO Services were provided by EPCO or its Affiliates to the Partnership Entities during calendar year 2008, and in all material respects in compliance with applicable laws and Prudent Industry Practices.

     “Shared Services” shall mean the performance of services for more than one of the groups of entities comprising the EPCO Group, the EPE Partnership Entities, the EPD Partnership Entities, the DEP Partnership Entities and the TPP Partnership Entities.

     “Sublease Agreements” shall have the meaning set forth in Section 5.2.

     “TCTM” shall have the meaning set forth in the Preamble.

     “TE LP” shall have the meaning set forth in the Preamble.

     “TEPPCO Midstream” shall have the meaning set forth in the Preamble.

     “TEPPCO Inc.” shall have the meaning set forth in the Preamble.

“Third Amendment” shall have the meaning set forth in the Recitals.

     “TPP” shall have the meaning set forth in the Preamble.

     “TPP GP” shall have the meaning set forth in the Preamble.

     “TPP Partnership Entities” shall mean TPP GP, TPP and any Affiliate controlled (and only so long as such Affiliates are controlled) by TPP GP or TPP (as the term “control” is used in the definition of “Affiliate”).

A-4